Exhibit 99.2

Select 2017 Quarterly Segment Data Adjusted for Segment Realignment (Unaudited)

Nucor’s tubular products and piling businesses were previously reported in the steel mills segment. Beginning in the first quarter of 2018, these businesses were reclassified to the steel products segment as part of a realignment of Nucor’s reportable segments to reflect the way in which they are now viewed by management and how segment performance assessments will be made by the chief operating decision maker beginning in such period.

Nucor’s quarterly earnings (loss) before income taxes and noncontrolling interests by segment for 2017, adjusted for the previously mentioned segment realignment, were as follows (in thousands, unaudited):

	Three Months (13 Weeks) Ended April 1, 2017	Three Months (13 Weeks) Ended July 1, 2017	Six Months (26 Weeks) Ended July 1, 2017	Three Months (13 Weeks) Ended Sep 30, 2017	Nine Months (39 Weeks) Ended Sep 30, 2017	Three Months (13 Weeks) Ended Dec 31, 2017	Year Ended December 31, 2017

Earnings (loss) before income
taxes and noncontrolling interests:
Steel mills	$644,183	$579,520	$1,223,703	$405,097	$1,628,800	$324,275	$1,953,075
Steel products	66,919	83,636	150,555	86,908	237,463	100,515	337,978
Raw materials	26,391	66,227	92,618	9,957	102,575	26,721	129,296
Corporate/eliminations	(188,518)	(221,247)	(409,765)	(131,357)	(541,122)	(129,270)	(670,392)
	$548,975	$508,136	$1,057,111	$370,605	$1,427,716	$322,241	$1,749,957